Exhibit 99.1

Blue Water Biotech, Inc. ANNOUNCES Notification From Nasdaq
Related To Delayed QUARTERLY Report on Form 10-Q

CINCINNATI, OH, August 28, 2023 – Blue Water Biotech, Inc. (“Blue Water” or the “Company”), a biotechnology and pharmaceutical company spanning multiple sectors, today announced that it received a delinquency notification letter (“Notice”) from the Listing Qualifications staff of the Nasdaq Stock Market LLC (“Nasdaq”) on August 22, 2023 due to the Company’s non-compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023 (the “Form 10-Q”). Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

The Notice states that the Company has 60 calendar days to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rules. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 calendar days from the prescribed due date for filing the Form 10-Q or until February 20, 2024, to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

As previously disclosed, the Company requires additional time to prepare, review and finalize its financial statements. The Company is working diligently to complete the Form 10-Q as soon as practicable, but due to the ongoing review of Company employee expenditures and the classification thereof, as previously announced in a Form 8-K filed on August 22, 2023, the Company is not currently in a position to advise when the Form 10-Q will be filed.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b).

About Blue Water Biotech

Blue Water Biotech, Inc. is a biotechnology and pharmaceutical company focused on developing and commercializing transformational therapies to address significant health challenges globally. Headquartered in Cincinnati, OH, the Company owns ENTADFI®, an FDA-approved, once daily pill that combines finasteride and tadalafil for the treatment of benign prostatic hyperplasia. This combination allows men to receive treatment for their symptoms of benign prostatic hyperplasia without the negative sexual side effects typically seen in patients on finasteride alone. The Company is also in the process of acquiring the approved therapies from WraSer, LLC, and Xspire Pharma, LLC, including ZONTIVITY® (reduction of thrombotic cardiovascular events in patients with myocardial infarction or with peripheral arterial disease), OTOVEL® (acute otitis media with tympanostomy tubes), CETRAXAL® (acute otitis externa), CONJUPRI® (hypertension), TREZIX™ (moderate to severe pain) and NALFON® (NSAID treatment for pain and inflammation). The Company also has a robust preclinical vaccine pipeline. Blue Water holds the rights to proprietary technology developed at the University of Oxford, Cincinnati Children’s Hospital Medical Center, St. Jude Children’s Hospital, and The University of Texas Health Science Center at San Antonio. Blue Water is developing a Streptococcus pneumoniae vaccine candidate, designed to specifically prevent highly infectious middle ear infections, known as AOM, in children, and prevention of pneumonia in the elderly. The Company is also developing a universal flu vaccine that will provide protection from all virulent strains in addition to licensing a novel norovirus S&P nanoparticle versatile virus-like particle vaccine platform from Cincinnati Children’s to develop vaccines for multiple infectious diseases, including Marburg and monkeypox, among others. Additionally, the Company is developing a Chlamydia vaccine candidate with UT Health Science Center San Antonio to prevent infection and reduce the need for antibiotic treatment associated with contracting Chlamydia disease. For more information about Blue Water, visit www.bwbioinc.com.

Media Contact Information:

Blue Water Media Relations

Telephone: (646) 942-5591

Email: Nic.Johnson@russopartnersllc.com

Investor Contact Information:

Blue Water Investor Relations

Email: investors@bwbioinc.com